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News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Media Contact         Natalie Hedde, (812) 491-5105, nhedde@vectren.com
Investor Contact     Naveed Mughal, (812) 491-4916, nmughal@vectren.com

FOR IMMEDIATE RELEASE

May 26, 2016

Vectren names two executive vice presidents;
announces changes in utility operations business unit

As part of the company’s ongoing succession planning, Vectren Corporation (NYSE: VVC), today Chairman, President and CEO Carl Chapman announced organizational changes that will promote two of the company’s key leaders to executive vice president positions, as well as promote two long-time employees in the company’s utility operations group. Approved by the company’s Board of Directors on May 24, 2016, these changes will be effective June 1, 2016.

•	Vectren’s senior vice president and chief financial officer, Susan Hardwick, will be promoted to executive vice president and continue reporting to Chapman.

•
Rick Schach, senior vice president of utility operations and president of Vectren Utility Holdings, Inc. (VUHI), will also be promoted to executive vice president and assume the title of chief operating officer. He will remain a direct report to Chapman and oversee the company’s four utilities, as well as assume oversight of the company’s two non-utility operating units: Vectren Infrastructure Services (VISCO) and Vectren Energy Services (VESCO).

•
Vectren’s current vice president of energy delivery, Jon Luttrell, will be promoted to senior vice president of utility operations and president of Vectren Utility Holdings, Inc., where he will continue oversight of energy delivery and assume responsibility for the customer experience, power supply, and safety and system integrity business units. Luttrell will report to Schach.

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Lynnae Wilson will be promoted to vice president of energy delivery and report directly to Luttrell. Wilson is the current director of engineering and systems operations, and she will manage all field and systems operations and engineering.

The Board also reelected the Company’s other officers to their existing positions.

“These changes demonstrate our Board’s desire to effectively prepare our company for continued growth and success and ensure the ongoing development of our management team,” said Chapman. “Likewise, the promotions in our utility operations group ensure our efforts on infrastructure modernization, safe and reliable generation and delivery of energy, and improving our customers’ experiences at every touch point remain on target.”

See employee bios on page 2.

Also at the annual shareholders’ meeting Tuesday, Vectren shareholders voted to reelect all Board members, excluding J. Timothy McGinley, who retired from the board at that meeting following 16 years of service. McGinley

EXHIBIT 99.1

had served as the company’s lead director since 2011. As previously announced in November of last year, upon her reelection to the board, Jean L. Wojtowicz assumed the role of lead director.

Additional biographical information:
Hardwick was named senior vice president and chief financial officer in May 2014. Prior to this role, she served as senior vice president of finance and before then served as the controller of Vectren since the company’s inception in 2000. Before joining Vectren, Hardwick was with a Duke Energy predecessor company where she served in numerous financial roles. She received a bachelor’s degree in accounting from Indiana University and is a certified public accountant. In addition to serving on numerous community boards and accounting leadership and committee roles for the American Gas Association and the Edison Electric Institute, Hardwick currently serves as vice chair of the board of directors for St. Mary’s Medical Center and serves on the Audit Committee of St. Vincent’s Health System in Indianapolis. She is also a board member and former treasurer of the Richard G. Lugar Excellence in Public Service Leadership Series and in 2012 was appointed as a Commissioner of the Indiana Arts Commission.

Schach was named senior vice president of utility operations and president of VUHI in May 2014. Prior to this role, he served as senior vice president of marketing and energy delivery. Before being named a senior vice president in 2013, Schach was the vice president of energy delivery 10 years, and before moving into operations, he served as the vice president of information technology and chief information officer. Schach joined a Vectren predecessor company in January 1994. His professional career began with the IBM Corporation in Indianapolis where he worked for 10 years in a variety of marketing, consulting and client positions with his primary focus on the energy industry. Schach received his bachelor’s degree from Indiana University. He currently holds board positions at the Economic Development Coalition of Southwest Indiana and the Vincennes University board of trustees. Schach has also held numerous operations leadership and committee roles in the American Gas Association and the Edison Electric Institute.

Luttrell, the current vice president of energy delivery, has been with Vectren or its predecessors companies for more than 25 years. Prior to his current role, he served as vice president of information technology and customer service and before then was in a variety of energy delivery positions, including director of field operations and a regional manager for the utility’s gas operations in Ohio. Luttrell has a bachelor’s degree in computer engineering from Wright State University and a master’s in administration from Central Michigan University. He currently holds board positions at the Evansville Police Department Foundation Board and Midwest Energy Association Board and is also active within committees at the American Gas Association and the Edison Electric Institute.

Wilson was named the director of engineering and systems operations in early 2014. Prior to this role, she served as the director of Vectren’s A.B. Brown electric generating plant and before then held various field operations roles, most recently as a division manager of gas and electric operations. Before joining Vectren in 2003, Wilson was an engineer with NuVox Corporation and U.S. Gypsum Company. Wilson has a degree in mining engineering from University of Missouri-Rolla and is a board member of the Mental Health America of Vanderburgh County. She is also actively involved with various utility operations committees at the American Gas Association and the Edison Electric Institute.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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